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                 August 10, 2020

       Stanley E. Speer
       Chief Financial Officer
       Cadiz Inc.
       550 South Hope Street
       Suite 2850
       Los Angeles, California 90071

                                                        Re: Cadiz Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 3,
2020
                                                            File No. 333-240284

       Dear Mr. Speer:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Kevin Friedmann, Esq.